SEVENTH AMENDMENT TO LEASE AGREEMENT

        THIS SEVENTH AMENDMENT TO LEASE AGREEMENT (“this Amendment”) is entered into as of June 5, 2003 (“Reference Date”) by and between JANE CROCKER, formerly Jane C. Jacobs, as Trustee under the Jane C. Jacobs Trust Agreement dated October 5, 1990 (“Crocker”) and NORMAN E. MACKAY (“MacKay”) (Crocker and MacKay hereinafter collectively referred to as “Landlord”) and TEGAL CORPORATION, a Delaware corporation (“Tenant”).

Recitals

        A. Justin M. Jacobs, Jr. dba Landbank Investments (“Landbank”) and Tenant have entered into that certain Lease Agreement dated as of August 15, 1986 (“Original Lease”) wherein Landbank leased to Tenant and Tenant leased from Landbank the premises consisting of an approximately 120,000 square foot building (“Building”), the parking lot and other improvements located at 2201 South McDowell Boulevard, Petaluma, Sonoma County, California (“Original Premises”), as more specifically described in the Original Lease.

        B. The Original Lease was amended by South McDowell Investments, a California general partnership, as successor-in interest to Landbank, (“SMI”) and Tenant pursuant to the following documents: (i) Amendment dated as of August 31, 1987; (ii) letter agreement dated as of September 11, 1987; (iii) Amendment dated as of December 17, 1987; (iv) letter agreement dated January 15, 1988; (v) Amendment dated as of March 8, 1988; and (vi) Lease Amendment dated March 10, 1997 (“Sixth Amendment”). The foregoing documents are collectively referred to as the “Amendments”. The Amendments and the Original Lease are collectively referred to as the “Lease.”

        C. SMI has assigned its right, title and interest in the Lease to Landlord.

        D. Landlord and Tenant wish to further amend the Lease.

Agreement.

        NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

        1.     Recitals. Landlord and Tenant hereby agree that the hereinabove Recitals are true and correct.

        2.     Definitions. Unless defined otherwise in this Amendment, all definitions used in this Amendment shall have the same meaning and definition as given them in the Original Lease as amended by the Amendments.

        3.     Tenant’s Share. As used in this Amendment, “Tenant’s Share” shall mean 37.55%.

        4.     Premises. The definition of “Premises” in Section 1 of the Original Lease shall be deleted. From and after January 1, 2003, the Premises shall consist of approximately 45,064 square feet of space on the ground floor of the Building and the Chiller Area, as shown on Exhibit A, which is attached hereto and made a part hereof by this reference (“Premises”). Tenant shall surrender to Landlord all of the Original Premises other than the Premises shown on Exhibit A as set forth in Section 9 below. Tenant shall have the non-exclusive right in common with the other tenants of the Building, Landlord and any other person granted use by Landlord to use the Common Areas. The term “Common Areas” shall mean (i) all areas and facilities outside the Premises and within the exterior boundary line of the Project Site that are provided and designated by Landlord for the non-exclusive use of Landlord, Tenant and other tenants of the Building and their respective employees, guests and invitees which are improved as parking areas, landscaped areas, driveways, roadways and/or walkways and (ii) the lobby of the Building, common corridors, hallways, stairwells, elevator, and restrooms not located within space leased to other tenants. Landlord shall have the right, at any time and from time to time: (i) to designate or improve any portion of the Project Site as Common Areas and (ii) to make changes to the Common Areas. Any use of the Common Area shall be subject to such rules and regulations as Landlord may from time to time or at any time promulgate.

        5.     Term. Section 1 of the Sixth Amendment is hereby modified to extend the end of the Term to December 31, 2009. Section 9 of the Sixth Amendment, Option to Extend, is hereby deleted.

        6.     Basic Rent. Effective January 1, 2003 the Basic Rent shall be as follows:

Period	Monthly Basic Rent	Annual Basic Rent
January 1, 2003 through December 31, 2003	$55,000.00	$660,000.00
January 1, 2004 through December 31, 2004	$56,650.00	$679,800.00
January 1, 2005 through December 31, 2005	$58,349.50	$700,194.00
January 1, 2006 through December 31, 2006	$60,099.99	$721,199.88
January 1, 2007 through December 31, 2007	$61,902.99	$742,835.88
January 1, 2008 through December 31, 2008	$63,760.08	$765,120.96
January 1, 2009 through December 31, 2009	$65,672.88	$788,074.56

        Section 2 of the Sixth Amendment is hereby deleted. There shall be no annual CPI adjustments in the Monthly Basic Rent set forth above.

        7.     Maintenance and Repair of the Building and the Common Areas. Tenant shall continue to maintain the Original Premises (including the entire Building and Common Areas) in the manner described in Section 9.B. of the Original Lease until April 1, 2003. Effective April 1, 2003, Tenant shall only be required to maintain and repair the Premises (defined in Exhibit A) and shall at all times at Tenant’s sole cost and expense keep all portions of the Premises in good order, condition and repair (including replacements, as and when necessary), including, without limitation, all drop ceilings, carpets, walls, moldings, doors, door jams, door closers, door hardware, fixtures, equipment and appurtenances thereof, floors, partitions, all electrical, lighting and sprinkler systems, and fixtures and equipment. Tenant shall also be responsible for the repair of any and all damage caused to the Building or the Common Areas by any act, neglect or omission of Tenant or its employees, agents, invitees, licensees, contractors or subtenants; the repair of any such damage shall be made by Tenant at Tenant’s cost and expense and in conformance with existing Building standards of quality and materials. Commencing on April 1, 2003 Landlord shall maintain the Common Areas and the Building other than the Premises, except for the heating, ventilation and air conditioning system (“HVAC System”) which shall be maintained by Tenant as set forth in Section 9 below. Landlord may at any time delegate such maintenance, or any portion thereof, to any other third party, affiliated or non-affiliated, upon such terms and conditions as Landlord deems compensatory, necessary or appropriate. The manner in which the Common Areas and the Building are maintained hereunder, and the expenditures therefor, shall be at Landlord’s sole discretion. In the event that Tenant’s proportionate share of any non-emergency single repair item exceeds $5,000.00, Landlord shall give Tenant written notice of Landlord’s intent to make such repair no less than ten (10) days in advance of such repair. Maintenance and repair of the structural portions and foundations of the Building and the structural members of the roof of the Building, replacement of the parking and driveway areas, replacement or repair of the slab, foundation, concrete walls and structural fill of the Building and repair or replacement of any material defects in the rough plumbing shall be at Landlord’s sole cost and expense; all other maintenance and repair (including maintenance and repair of all portions of the roof membrane and drains of the Building other than the structural members, restriping, resurfacing and resealing of all parking and driveway areas and painting of the exterior of the Building) shall be included in Operating Costs and paid by Tenant pursuant to Section 8 of this Amendment or, at Landlord’s election, paid directly by Tenant to the extent relating to the Premises. Landlord shall have no obligation to make any repairs or replacements hereunder until the expiration of ten (10) days following written notice from Tenant to Landlord of the need therefor. Tenant waives any right now or hereafter granted by law to make any repairs under this Section 7 upon Landlord’s failure to do so hereunder or otherwise. Landlord shall at Landlord’s cost and expense make all alterations, additions and improvements required to comply with any and all laws, ordinances, rules, regulations and orders applicable to the Premises except as set forth in Section 8.E. of the Original Lease, which shall continue to be the obligation of Tenant as set forth in Section 8.E. of the Original Lease.

        8.     Operating Costs.

        A.     Definition. “Operating Costs” shall mean the total of all costs and expenses paid or incurred by Landlord in connection with the use, operation, maintenance, ownership and repair of the Common Areas and the Building. Without limiting the generality of the foregoing, Operating Costs include all costs of and expenses for: (i) maintaining, resurfacing, resealing, remarking, painting or restriping the parking areas on the Project Site; (ii) maintenance and repair of sidewalks, curbs, paving, walkways, landscaping (including tree trimming), planting and irrigation systems (including replacement of landscaping and plants required to replace dead or dying plants), trash facilities, lighting, drainage and common utility facilities, directional or other signs, markers and bumpers and driveway areas on the Project Site; (iii) all charges, wages, salaries, benefits and payroll burden fees of all parties (including affiliates of Landlord) providing services for the maintenance, repair, management and/or supervision of the Project Site, and for security personnel retained by Landlord in connection with the operation and maintenance of the Common Areas and the Building (although Landlord shall not be required to obtain security services); (iv) maintenance and repair of security systems and alarms; (v) depreciation or amortization (or in lieu thereof, rental payments) on all tools, equipment and machinery used in the operation and maintenance of the Common Areas and the Building; (vi) premiums for the insurance carried by Landlord pursuant to Section 13 below and for Comprehensive General Liability Insurance or Commercial General Liability Insurance, casualty insurance, workers compensation insurance or other insurance for the Common Areas, the Building and for the Project Site, or any portion thereof or interest therein; (vii) real property taxes and all personal property taxes and assessments levied or assessed on Project Site (but only for personal property used or contained in the Common Areas), or any portion thereof or interest therein; (viii) cleaning, collection, storage and removal of trash, rubbish, dirt and debris, and sweeping and cleaning the Common Areas; (ix) servicing and maintaining and monitoring any fire sprinkler system; (x) regular pickup of trash and garbage; (xi) a management fee for the internal administration and overhead costs incurred in the operation and management of the Common Areas hereunder, but only to the extent such management fee is paid to an unaffiliated third-party and is at prevailing commercial rates for such fees; (xii) maintenance and repair of all portions of the roof of the Building other than structural members of the roof; (xiii) the fee for the roof and parking lot drainage permits required by law; (xiv) cost of janitorial supplies and services; (xv) utility costs for Common Areas including, but not limited to, Common Area HVAC and PG&E costs; (xvi) the Oakmead Northbay Business Park Association assessment; (xvii) costs of exterior Building painting and painting of interior Building Common Areas except for repainting of the exterior of the Building more than one time in any five (5) year period; and (xviii) any alterations, additions or improvements required to be made to the Common Area in order to comply with applicable laws, ordinances, rules, regulations and orders.

        B.     Payment by Tenant of Tenant’s Share of Operating Costs. Commencing on April 1, 2003 and continuing thereafter throughout the Term, Tenant shall pay to Landlord in the manner hereinafter provided, Tenant’s Share of Operating Costs. On the first day of each month, Tenant shall pay in advance one-twelfth (1/12th) of the amount which Landlord estimates, based upon a detailed budget to be given to Tenant in advance, as the Tenant’s Share of Operating Costs for the calendar Year. Within ninety (90) days after the end of each calendar year of the Term, or as soon thereafter as practicable, Landlord shall furnish to Tenant a statement of the actual amount of Tenant’s Share of Operating Costs. If the amount paid by Tenant during such calendar year is less than Tenant’s Share of Operating Costs as shown by Landlord’s statement, then Tenant shall pay the difference within twenty (20) days after the date of Landlord’s statement; if the amount paid by Tenant during such calendar year is more than Tenant’s Share of Operating Costs as shown by such statement, then Tenant shall receive a credit on future payments of Operating Costs hereunder for the amount of such excess. If at any time it appears to Landlord that Operating Costs for any calendar year will exceed Landlord’s estimate thereof, then Landlord shall have the right by written notice to Tenant to revise the estimated monthly amount payable by Tenant hereunder and subsequent payments of Tenant’s estimated Share of Operating Costs hereunder shall be increased based upon such revised statement; provided, however, there shall be no more than one revision during each calendar year, except for the 2003 calendar year, where there may be two (2) revisions. For the years in which the Term commences and expires, Operating Costs shall be prorated based on the number of days of the calendar year the Term is in effect. Tenant shall have the right to audit, at Tenant’s cost and expense, not more than once each calendar year, the books and records of Landlord and/or its representatives relating to the Operating Costs. Such audit shall be at the offices of Landlord’s accountant or at such other location as designated by Landlord.

        C. Capital Improvements. If any of Tenant’s obligations under Articles 7 and 8 of the Lease, as hereby amended, would require Tenant to pay all or any portion of any charge or Common Operating Expense which could be treated as a capital improvement under generally accepted accounting principles, then Tenant shall pay its share of such expense, as follows:

            8.C.1. The cost of such improvement shall be amortized over the useful life of the improvement as reasonably determined by Landlord with interest on the unamortized balance at the then prevailing mark rate Landlord would pay if it borrowed funds to construct such improvements from an institutional lender, and Landlord shall inform Tenant of the monthly amortization payment required to so amortize such costs, and shall also provide Tenant with the information upon which such determination is made.

            8.C.2. Tenant shall pay its proportionate share (based on the percentage of the Building leased by Tenant) of such amortization payment for each month after such improvement is completed until the first to occur of (i) the expiration of the Lease Term or (ii) the end of the term over which such costs were amortized, which amount shall be due at the same time the Base Monthly Rent is due.

        9.  HVAC. Subject to Landlord’s reducting of Tenant’s HVAC units to the Premises, at Landlord’s sole expense, Tenant shall maintain and repair the HVAC System serving the Premises by procuring and maintaining an all-inclusive contract in customary form and substance (“HVAC Maintenance Contract”) with a contractor specializing and experienced in the maintenance and repair of HVAC equipment (“HVAC Contractor), which HVAC Contractor and maintenance schedule shall be approved by Landlord. Tenant shall at Tenant’s cost and expense replace the HVAC System if needed during the Term of the Lease.

       10.     Surrender of Portions of Original Premises. Tenant shall surrender all portions of the Original Premises which are not a part of the Premises (“Surrender Premises”) to Landlord no later than the date which is sixty (60) days following the date this Amendment is executed by the parties (“Surrender Date”). The Surrender Premises shall be delivered to Landlord in good condition and repair with all interior walls patched and cleaned so that they appear freshly painted, all tile floors cleaned and waxed, all carpets cleaned and shampooed, and all broken, marred, stained or nonconforming acoustical ceiling tiles replaced and as required by the provisions of Section 7 of the Original Lease and Section 4 of the Sixth Amendment, except as otherwise provided in this Section 9. In addition the following shall be completed by Tenant at Tenant’s expense on or before the Surrender Date:

                A. all kitchen equipment and fixtures shall be removed from the kitchen area of the Surrender Premises with walls, doors and ceilings patched, floors and carpets cleaned, all damage caused by such removal repaired, a drop ceiling installed where the cooking area hood was located and the wall in the cafeteria between the service area and seating area removed;

                B. all specialized equipment and telecommunication connections shall be removed from the second floor computer room area of the Surrender Premises, the raised portion of the flooring and wiring removed (such removal of the raised portion and wiring to be completed at a time to be designated by Landlord) and the floor restored to existing building standards;

                C. the existing 175 gallon water heater in kitchen area shall be enclosed with sheet rock and an access door added; and

                D. phone wires from the portion of the Original Premises previously occupied by ACTI shall be removed (such removal to be completed at a time designated by Landlord).

        Notwithstanding any provisions of Section 7 of the Lease and any other provisions therein to the contrary, within thirty (30) days following the full execution of this Amendment by the parties, Tenant shall deliver to Landlord a completed bill of sale (“Bill of Sale”) in the form attached hereto as Exhibit B and made a part hereof by this reference, listing on said Bill of Sale all furniture, cubicles and equipment and all telephone systems and connections and power connections going to work stations, offices and cubicles which Tenant will leave in the Surrender Premises and which shall become the property of Landlord (“Surrendered Personal Property”). Such Bill of Sale shall reflect that no monetary consideration was paid for the sale. Tenant hereby represents and warrants to Landlord that the Surrendered Personal Property is owned by Tenant and will not on the date this Amendment is executed by the parties be encumbered by any claim or lien, such as a Uniform Commercial Code Financing Statement. The transfer of such Surrendered Personal Property to Landlord is made in partial consideration for the execution of this Amendment and Tenant shall not be entitled to a credit against amounts owed to Tenant by Landlord of any amount for such transfer.

        With respect to the Surrender Premises, once such Surrender Premises are surrendered to Landlord in the condition required by this Section 10 and accepted by Landlord, Tenant shall have no further obligations under Section 7 of the Original Lease and Section 4 of the Sixth Amendment. Upon the expiration or sooner termination of this Lease, Tenant shall comply with the provisions of Section 7 of the Original Lease and Section 4 of the Sixth Amendment with regard to the surrender of the Premises to Landlord. Within one hundred eighty (180) days after the date on which this Amendment is executed by the parties, Landlord shall provide Tenant with a list of the existing improvements which Tenant will be required to remove at the end of the term of the Lease. Landlord’s failure to provide such list to Tenant within said one hundred eighty (180) days shall be deemed a waiver of Landlord’s right to require Tenant to remove such improvements at the end of the term of the Lease.

        11.  Deferred Maintenance. Tenant acknowledges and agrees that Tenant shall remain responsible for the payment of maintenance and repairs which Tenant was required by the terms of the Original Lease to complete on the Original Premises prior to April 1, 2003, but which Tenant did not complete (“Deferred Maintenance”). Tenant shall have ninety (90) days after the date on which this Amendment is executed by the parties in which to complete the following Deferred Maintenance items: (1) replace the five (5) metal signs at the two (2) driveway entrances; (2) trim the trees described on the tree trimming plan, which is attached hereto as Exhibit C and made a part hereof by this reference; (3) repair the gate to the patio area so that the gate will close and latch; (4) resurface and reseal the cracks in the driveways and parking areas of the Project Site; (5) restore the wall in the main lobby where a pay telephone was removed; and (6) complete actions as necessary to put all plumbing in all restrooms in good condition and repair. Landlord shall complete the other Deferred Maintenance consisting of patching the roof membrane, cleaning the roof drains and replacing all wooden surfaces of the four exterior wooden benches and shall submit an invoice to Tenant for the cost of same. Tenant shall within ten (10) days of receipt of any such invoice pay to Landlord as additional rent the amount of any such invoice.

        12. Improvements. In conjunction with the separation of the Premises from the Original Premises Tenant shall at Tenant’s cost and expense make the following improvements to the Building (“Building Improvements”):

                A. construct an approximately 45-foot straight wall with one door to separate the office spaces at the second set of pillars as shown on Exhibit D (page 1) which is attached hereto and made a part hereof by this reference;

                B. install a doorway to allow access to the restroom hallway from the production area in the Premises and from the office areas in the Surrender Premises in the location shown on Exhibit D (page 1);

                C. install a doorway for emergency exit at the end of the hallway adjacent to the reliability lab and production area in the Surrender Premises in the location shown on Exhibit D and also install an additional wall to the production area;

                D. remove wall and stub above-ceiling electrical and water lines in the chase area adjacent to the training rooms in the location shown on Exhibit D and restore the floor; and

                E. construct a wall with three (3) or four (4) doors in the location shown on page 2 of Exhibit D.

        All such Building Improvements shall be completed by Tenant in conformance with current building standards and applicable building codes. The Building Improvement described in Section 12.A. above shall be completed no later than the date which is sixty (60) days following the date this Amendment is executed by the parties. The Building Improvements described in Section 12.B., C. and D. shall be completed no later than the date which is sixty (60) days following the date this Amendment is executed by the parties. The Building Improvement described in Section 12.E. shall be completed within thirty (30) days after Landlord requests in writing that such Building Improvement be made. At the time of such written request, Landlord shall specify whether three or four doors will be required. If any of the Building Improvements are not completed by Tenant by the date required, Landlord may at its election complete such Building Improvements. Tenant shall within ten (10) days of receipt of an invoice from Landlord following completion of any such work, pay to Landlord as additional rent the amount of any such invoices plus an administration fee of ten percent (10%) of the amount thereof.

        13. Real Property Taxes. Effective April 1, 2003, Tenant shall pay only Tenant’s Share of the Real Property Taxes. On the first day of each month, Tenant shall pay to Landlord as additional rent one-twelfth (1/12th) of the amount which Landlord estimates as Tenant’s Share of Real Property Taxes for the calendar year. Landlord acknowledges that Tenant has paid the first installment of the Real Property Taxes due for the Original Premise, which installment was for taxes through December 31, 2002.

        14. Insurance. Upon the execution of this Amendment by the parties, Tenant shall have no obligation to maintain and carry the insurance described in Sections 12.D., E., and F. of the Original Lease. Tenant shall continue to keep in force and maintain commercial general liability insurance as set forth in the Original Lease, except that such insurance shall be limited to liability arising out of the use, occupancy or maintenance of the Premises rather than the Original Premises. Landlord shall, commencing on the date this Amendment is executed by the parties, keep in force fire, extended coverage and “all risk” insurance, and commercial general liability insurance covering the Building and the Common Areas. Landlord shall credit Tenant for the insurance payment for the insurance described in the first sentence of this Section 14 applicable to the period April 1, 2003 through the date that this Amendment is executed by the parties less Tenant’s pro-rata share of such insurance expense commencing April 1, 2003. Tenant shall, at its sole cost and expense, comply with any and all reasonable requirements pertaining to the Premises of any insurer necessary for the maintenance of reasonable fire and commercial general liability insurance covering the Building and the Common Areas. Tenant shall pay, as a part of the Operating Costs, Tenant’s Share of the cost of such insurance carried by Landlord.

        15. Subtenants. Tenant represents and warrants to Landlord that there are no subleases in effect which affect the Original Premises except for (i) a sublease dated July 23, 1991 between Tenant and Holtemann, Ord & Smith, Inc. (“USI Sublease”), the term of which has expired and is now a month-to-month tenancy, (ii) a sublease dated July 5, 2000 between Tenant and Teltronics Inc. (“Teltronics Sublease), the term of which will expire on October 31, 2003, and (iii) a sublease dated February 15, 2003 between Tenant and SpatiaLight, Inc. (“SpatiaLight Sublease”), the term of which will expire on August 14, 2003. The USI Sublease and the Teltronics Sublease are hereinafter sometimes collectively referred to as the “Assigned Subleases”. Tenant shall concurrently with the execution of this Amendment assign to Landlord in writing all of Tenant’s right, title and interest in the Assigned Subleases with such assignment to be effective as of January 1, 2003. A copy of the form of such assignment is attached hereto as Exhibit E and made a part hereof by this reference. Tenant shall pay to Landlord subject to the reconciliation described in Section 22 below, the total amount of any security deposit paid to Tenant by the subtenants under the Assigned Subleases and all rent and other charges collected by Tenant under the Assigned Subleases for the period from January 1, 2003 until the date this Amendment is executed by the parties.

        16. Sublease and Assignment Consideration. If Landlord consents to any assignment or sublease hereunder, then Tenant shall pay to Landlord, immediately upon Tenant’s receipt thereof, seventy-five percent (75%) of any and all “consideration” (as defined below) received by Tenant on account of such transaction, howsoever the same may be denominated or characterized, and in the case of a sublease to the extent that such consideration exceeds the pro rata portion of the Basic Rent and other charges payable by Tenant hereunder attributable to the sublet portion of the Premises, based on the leasable area of the Premises and the leasable area of the sublet portion of the Premises after deducting therefrom any real estate broker commission incurred by Tenant in connection with the sublease or assignment and the cost of any improvements made to the space to be subleased as a condition of the sublease. As used herein, “consideration” includes any and all consideration received by Tenant on account of such assignment or subletting, including, without limitation, money, property, assumption of liabilities other than those arising under this Lease, discounts, services, credits or any other item or thing of value. Irrespective of the form of such consideration, Landlord shall be entitled to be paid in cash in an amount equivalent to the aggregate of the cash portion of the consideration and the value of any non-cash portion of the consideration. In the event that any consideration is paid or given in installments, Landlord shall receive each such installment at the time paid or given. Notwithstanding the above to the contrary, in the event of the sublease by Tenant of “production” space in the Premises, such event shall not entitle Landlord to receive excess rent consideration as described hereinabove.

        17. Signs. Tenant shall within thirty (30) days of receipt of written notice from Landlord at Tenant’s cost and expense remove the existing Tenant sign which Tenant installed on the Building and repair any damage to the Building resulting from such removal of said sign. Upon removal of said sign Tenant shall have no further right to have a sign on the Building, but may maintain at Tenant’s expense the existing monument sign located on the lawn in the Common Areas.

        18. Utilities. Tenant and Landlord acknowledge that the utility system serving the Building cannot be separately metered in a cost effective manner and therefore agree that Tenant shall continue to provide utilities for the entire Building. Tenant shall be reimbursed directly by other tenants in the Building for such other tenants’ share of utility costs, at the rate of $0.1746 per square foot per month which Landlord and Tenant agree is an equitable rate as of the Reference Date. This rate shall be subject to review upon the request of either Landlord or Tenant in the event of a substantial change in rates charged by any utility company furnishing utilities to the Building. The aforementioned rate is based upon the following calculations:

Internal Electric:	$0.1575
Exterior Lighting:	$0.0038
Gas:	$0.0058
Water:	$0.0075
Total:	$0.1746

Landlord shall have no obligation to pay Tenant for any utility costs due from other tenants in the Building or for utility costs due for space in the Building which is not leased to another Tenant for periods prior to December 31, 2004, except for Common Areas. After December 31, 2004, Landlord shall reimburse Tenant for utility costs due for space in the Building which is not leased to another Tenant (except for Common Areas). Landlord shall pay to Tenant the utility costs for the Common Areas at the rate set forth above, after deducting therefrom Tenant’s Share of utility costs for the Common Areas.

        19. Stock Options. In consideration of the execution of this Seventh Amendment, and concurrently with the execution of this Amendment by the parties, Tenant shall issue to Landlord a written option (“Option”) in form reasonably acceptable to Landlord, which Option shall grant Landlord the right to purchase 300,000 shares of Tegal Common Stock at the closing market price on the date on which this Amendment is fully executed by the parties. Such Option will be vested immediately and must be executed within ten (10) years of issue.

        20. First Right of Refusal. Section 32 of the Original Lease is hereby deleted.

        21. Lease Termination. Section 8 of the Sixth Amendment is hereby deleted. Tenant shall have no right to terminate the Lease prior to the expiration of the Term.

        22. Reconciliation. Landlord and Tenant shall cooperate and use their best efforts to complete within sixty (60) days from the date this Amendment is executed by the parties a reconciliation of amounts owed to Landlord by Tenant and credits due to Tenant.

        23. Default by Tenant. Notwithstanding the provisions of Section 16 of the Original Lease, the failure of Tenant to perform or observe any covenant or condition to be performed by Tenant under Sections 9, 10, and 17 of this Amendment shall constitute a default hereunder by Tenant upon Tenant’s failure to cure such breach within five (5) days after written notice from Landlord of Tenant’s failure to perform. In addition to any other right or remedy of Landlord hereunder, upon the occurrence of a default and without waiving or releasing Tenant from any obligation of Tenant hereunder, Landlord may (but shall not be required to) cure such default for the account of Tenant. Landlord shall not be responsible or liable to Tenant for any loss or damage that may be caused to Tenant’s stock or business by reason of effecting cure hereunder. All sums paid by Landlord and all costs and expenses incurred by Landlord in connection with such cure (including attorneys’ fees), together with interest thereon and the maximum rate allowed by law from the respective dates of Landlord’s incurrence of each item of cost or expense, shall be payable by Tenant on demand.

        24. Late Charge. Section 5.C. of the Original Lease is hereby deleted and the following is substituted as Section 5.C.:

                    “C.        Tenant hereby acknowledges that late payment by Tenant to Landlord of Basic Rent, Additional Rent and other sums due under this Lease will cause Landlord to incur additional costs not contemplated by this Lease, the exact amount of which will be extremely difficult or impossible to ascertain. Such additional costs include processing and accounting charges and late charges which may be imposed upon Landlord by the terms of any mortgage or deed of trust covering the Premises. Therefore, if any installment of Basic Rent, Additional Rent or any other sum due from Tenant shall not be received by Landlord within five (5) days after written notice from Landlord of non-receipt, Tenant shall pay to Landlord a late charge equal to six percent (6%) of the overdue amount. The parties hereby acknowledge, warrant and represent that such late charge represents a fair and reasonable estimate of the costs Landlord will incur by reason of late payment by Tenant. Acceptance of such late charge by Landlord shall in no event constitute a waiver of a Default with respect to such overdue amount or prevent Landlord from exercising any or all of the other rights and remedies granted under this Lease. Landlord may, as a matter of convenience, provide to Tenant from time to time billings or invoices for Rent or other sums due under this Lease, but Tenant’s failure to receive any such billing or invoice, or Landlord’s omission or cessation of any such billing or invoice shall not excuse Tenant’s obligation for timely payment in accordance with this Lease.”

        25. Conditions Precedent. Landlord’s obligations under this Amendment are conditioned upon:

                    A.     Approval of this Amendment by Washington Mutual, Landlord’s lender; and

                    B.     Approval by Landlord of a resolution by Tenant’s Board of Directors approving this Amendment and authorizing the signature of this Amendment by the Company.

        26. Effect. Except as set forth in this Amendment, the Original Lease as amended by the Amendments shall remain in full force and effect.

       27.  Additional Rent. For all purposes under this Lease, all sums and other amounts payable by Tenant to Landlord or otherwise hereunder which are not specifically denominated as “rent” shall be payable as and shall be deemed to be additional rent. Such sums and amounts shall be payable as and when provided under this Lease, unless no date is specified, in which case such sums shall be payable together with each installment of Basic Rent payable hereunder.

        28. Confidentiality. Tenant agrees not to disclose any of the terms and conditions of this Amendment to any other tenant or prospective tenant of Landlord in the Building, nor to any real estate brokers. Landlord acknowledges that Tenant has disclosed the terms of this Amendment to Equis Corporation, a consultant retained by Tenant. Tenant agrees to give Equis Corporation written notice requesting that Equis Corporation keep all such terms confidential. Tenant acknowledges that a disclosure in violation of this Section 28 could impair Landlord’s ability to lease space in the Building at fair market rental values.

        29. Lease Buy-Out/Termination. Tenant may elect to terminate this Lease (“Right to Terminate”), as amended, upon the following terms and conditions:

                A. Notice. Tenant must give Landlord prior notice in writing of its election to so terminate no earlier than one hundred eighty (180) days before the termination date elected by Tenant (“Termination Date”).

                B. No Default. Tenant may not exercise said Right to Terminate the Lease and said election shall be void if Tenant is in default of a material provision of this Lease, as amended, as of the date of the purported exercise of this Right to Terminate or thereafter at the Termination Date.

                C. Termination Fee. If Tenant so elects to terminate this Lease, then Tenant shall pay to Landlord on the Termination Date as consideration for Landlord’s agreement to allow Tenant to terminate this Lease the sum of Two Million Dollars ($2,000,000.00). Landlord agrees that such amount shall adequately compensate Landlord for all detriment proximately caused by such termination or which in the ordinary course of things would be likely to result therefrom, including, without limitation, the following: (1) expenses for altering, remodeling or otherwise improving the Premises for the purpose of reletting, including installation of leasehold improvements; (ii) broker’s fees, advertising costs and other expenses of reletting the premises; (iii) costs of carrying the Premises after such early termination, such as taxes, insurance premiums, mortgage payments, utilities, and security precautions; (iv) free rent, moving costs and any other monetary inducement and expense, necessary to lease the Premises; and (v) costs of alterations or improvements required to comply with law, except for any costs of compliance, remediation or removal of Hazardous Materials from the Premises as set forth in Section 10 of the Original Lease. Tenant shall continue to remain responsible for the clean up and removal of Hazardous Materials as set forth in Section 10 of the Original Lease and, subject to this Section 10, to remove whatever Leasehold Improvements Tenant, itself, may have installed during the Term (as extended), including the cost of removal of those Special Operating Systems set forth on Exhibit M to the Lease.

               D. Surrender. If Tenant so elects to terminate this Lease, then Tenant shall surrender possession of the Premises to Landlord pursuant to the provisions of this Lease, as amended.

                E. Release. Upon such termination in accordance with the provisions of this Section 29, Landlord and Tenant shall fully and unconditionally release and discharge each other from their respective obligations arising under this Lease from and after the date of such early termination.

        30. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

        31. Exhibits. The following Exhibits are a part of this Amendment:

Exhibit A	Premises
Exhibit B	Surrendered Personal Property
Exhibit C	Tree Trimming Plan
Exhibit D	Building Improvements
Exhibit E	Assignment of Subleases

        IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment to be effective as of January 1, 2003.

LANDLORD:

Date of Execution: 6/05/03	/s/ Jane Crocker
JANE CROCKER, as Trustee under the Jane C. Jacobs Trust Agreement dated October 5, 1990

Date of Execution: 6/05/03	/s/ Norman E. MacKay
NORMAN E. MACKAY

TENANT:

TEGAL CORPORATION, a Delaware corporation

Date of Execution: 6/9/03	By: /s/ Michael L. Parodi
Its: President & CEO

Date of Execution: ________________	By:
Its:________________________________

EXHIBIT B
SURRENDERED PERSONAL PROPERTY
BILL OF SALE

BILL OF SALE

        TEGAL CORPORATION, a Delaware corporation, for good and valuable consideration, hereby sells, assigns, transfers and quitclaims to JANE CROCKER, Trustee under the Jane C. Jacobs Trust Agreement dated October 5, 1990 and NORMAN E. MACKAY all of Tegal Corporation’s right, title and interest in and to the furniture, equipment and other personal property (the “Personal Property” currently situated in the 74,936 square feet of space located at 2201 South McDowell Blvd., Petaluma, California, and hereinafter described, free and clear of all liens and encumbrances and otherwise in “AS IS” physical condition:

    A.        Office cubicles:

    B.        Office and conference chairs:

    C.        Conference tables:

    D.        Whiteboards:

    E.        Desks and tables:

    F.        Bookshelves:

    G.        Small storage racks (6 feet):

    H.        Mid-size storage racks (9 feet):

    I.        Large storage racks:

    J.        Rolling racks:

    K.        File cabinets:

    L.        Glass display cases:

    M.        Work benches:

    N.        AT&T phone system, related equipment, phones and wiring

    O.        Security system for the Building and all related equipment

    P.        Baler (cardboard)

    Q.        Intentionally omitted

    R.        All other personal property remaining in the Premises after ____________, 2003.

        No monetary consideration was paid for this Bill of Sale. This Bill of Sale is made in partial consideration for the execution and delivery of that certain Seventh Amendment to Lease Agreement by and between Tegal Corporation and Jane Crocker, Trustee under the Jane C. Jacobs Trust Agreement dated October 5, 1990 and Norman E. MacKay.

Executed this _____ day of ___________, 2003.

                                                                                    TEGAL CORPORATION
                                                                                    a Delaware corporation

                                                                                    By: ________________________

                                                                                    Title: _______________________

EXHIBIT E

ASSIGNMENT OF SUBLEASES

        FOR VALUABLE CONSIDERATION, receipt of which is hereby acknowledged, as of the Effective Date (hereinafter defined), TEGAL CORPORATION, a Delaware corporation (“Assignor”), assigns, transfers and conveys to JANE CROCKER, Trustee under the Jane C. Jacobs Trust Agreement dated October 5, 1990 and NORMAN E. MACKAY (“Assignee”), all of Assignor’s right, title and interest as Sublandlord/Sublessor under the subleases, copies of which are attached hereto and incorporated herein by this reference (the “Subleases”). Assignor represents and warrants to Assignee that the copies of the Subleases attached hereto are true, current and complete copies of all such Subleases and that there are no amendments or modifications to such Subleases except for the amendments and modifications attached hereto. Also attached hereto is a rent roll and Assignor represents and warrants to Assignee that (i) the attached rent roll is true, correct and complete; (ii) none of the subtenants is in default under the Subleases except as set forth on the attached rent roll; (iii) Assignor is not in default of any of Assignor’s obligations under any of the Subleases; and (iv) Assignor holds as security deposits under the Subleases only the amounts listed on the rent roll.

        As of the Effective Date, Assignee assumes and agrees to keep, perform, and fulfill all obligations as Sublandlord/Sublessor under the Subleases required to be kept, performed and fulfilled by Assignor thereunder.

        Assignor agrees to indemnify, hold harmless and defend Assignee from and against any and all liabilities, losses, costs, causes of action, claims, damages, and expenses (including reasonable attorneys’ fees and costs) relating to obligations of Sublandlord/Sublessor under the Subleases arising, accruing or incurred prior to the Effective Date. The defense of Assignee as required by the immediately preceding sentence shall be with counsel reasonably satisfactory to Assignee.

        Assignee agrees to indemnify, hold harmless and defend Assignor from and against any and all liabilities, losses, costs, causes of action, claims, damages, and expenses (including reasonable attorneys’ fees and costs) relating to obligations of Sublandlord/Sublessor under the Subleases arising, accruing or incurred on or after the Effective Date. The defense of Assignor as required by the immediately preceding sentence shall be with counsel reasonably satisfactory to Assignor.

        The provisions of this Assignment of Subleases shall be binding upon and inure to the benefit of Assignor and Assignee and their respective successors and assigns.

        This Assignment of Subleases may be executed in counterparts, each of which shall be deemed to be an original, but such counterparts when taken together shall constitute but one assignment.

        If either party institutes an action or proceeding to enforce its rights under this Assignment of Subleases or to interpret any provision of this Assignment of Subleases, the losing party shall pay to the prevailing party the attorneys’ fees and costs incurred by the prevailing party in such action or proceeding.

        IN WITNESS WHEREOF, the undersigned have executed the within instrument to be effective as of January 1, 2003 (“Effective Date”).

ASSIGNOR:

TEGAL CORPORATION,
a Delaware corporation

Date of Execution: 6/9/03	By: /s/ Michael L. Parodi
Its: President & CEO _

Date of Execution: ________________	By: ________________________________
Its: ________________________________

ASSIGNEE:

Date of Execution: 5/29/03	By: /s/ Jane Crocker
JANE CROCKER, as Trustee under the Jane C. Jacobs Trust Agreement dated October 5, 1990

Date of Execution: 5/29/03	By: /s/ Norman E. MacKay
NORMAN E. MACKAY